Exhibit 99.3

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED
PROFORMA BALANCE SHEETS

Unaudited Pro Forma Condensed Financial Statements
As of September 30, 2011and
For the Three and Nine Months Ended September 30, 2011 and 2010
and the Year Ended December 31, 2010 and 2009

The accompanying unaudited pro forma financial statements have been prepared to present the balance sheet and income statement of Metiscan, Inc (the "Company"), to indicate how the financial statements of the Company might have looked if the share exchange / acquisition  transaction with Aclor, Inc and transactions related to the share exchange / acquisition  transaction had occurred as of the beginning of the periods presented.

The unaudited pro forma financial statements have been prepared using the historical financial statements of the Company and Aclor, Inc as of and for the three and nine months ended September 30, 2011 and 2010 and for the year ended December 31, 2010 and 2009.

The pro forma financial statements should be read in conjunction with a reading of the historical financial statements of the Company and Aclor, Inc.  These pro forma financial statements are presented for illustrative purposes only and are not intended to be indicative of actual financial condition and results of operations had the share exchange been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED
PROFORMA BALANCE SHEETS

	September 30 2011	December 31 2010
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$266,052	$95,633
Restricted Cash	7,950,685	8,620,061
Trades reveivable	864,135	1,212,870
Inventory	2,412,889	1,529,725
Other receivable	-	246,646
Prepaid expenses	1,355,850	1,139,448
TOTAL CURRENT ASSETS	12,849,611	12,844,383
PROPERTY AND EQUIPMENT, net of accumulated	6,956,789	7,867,292
2010 1.1~12.31 - depreciation of $1,729,060
2011 1.1~ 9.30 - depreciation of $2,176,045
OTHER ASSETS
Other deposits	36,479	82,504
Trademarks & Patents	104,618	104,618
TOTAL OTHER ASSETS	141,097	187,122

TOTAL ASSETS	$19,947,497	$20,898,797

LIABIITIES
CURRENT LIABILITIES
Trades payable	$1,737,697	$2,506,161
Accrued expenses	842,323	138,894
Other current liabilities	166,396	649,644
Short-term Loan - Honetech	423,691	423,691
N/P SBCH TRUST	200,000	200,000
Loan from HSBC	917,525	419,395
HuaNan Bank Advance & LC	599,419	824,111
Loan from Chinatrust Bank	1,000,000	3,833,332
TOTAL CURRENT LIABILITIES	5,887,051	8,995,228

LONG-TERM LIABLITIES
Loan from related parties	-	4,393,395

TOTAL LONG-TERM LIABILITIES	-	4,393,395
TOTAL LIABILITIES	5,887,051	13,388,623

STOCKHOLDERS' EQUITY
Common stock, par value $0.0001 per share
Authorized – 10,000,000,000 shares
Issued and outstanding –6,823,900,555 and 2,441,400,555, respectively	682,725	243,452
Preferred stock, par value $0.0001 per share
Authorized – 10,000,000 shares
Issued and outstanding – 750,000 shares series “C”	-	75
Issued and outstanding – 500,000 shares series “D”	50	50
Issued and outstanding – 41 shares series “E”
Issued and outstanding – 53 shares series “F”
Additional paid-in capital	14,410,127	14,154,705
Prepaid Prefer stock	5,125,313	-
Retained earnings	(6,157,769)	(6,888,108)

TOTAL SHAREHOLDERS' EQUITY	14,060,446	7,510,174

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$19,947,497	$20,898,797

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED
PROFORMA BALANCE SHEETS

	December 31, 2010	December 31, 2009
CURRENT ASSETS

Cash & Cash Equivalents	$95,633	$68,521
Restricted Cash	8,620,061	7,958,920
Trades reveivable	1,212,870	2,166,092
Inventory	1,529,725	3,473,599
Other receivables	246,646	100,851
Prepaid expenses	1,139,448	605,616
TOTAL CURRENT ASSETS	12,844,383	14,373,599

PROPERTY AND EQUIPMENT, net of accumulated	$7,867,292	$8,929,587

OTHER ASSETS
Other deposits	82,504	27,348
Trademarks & Patents	104,618	104,618

TOTAL OTHER ASSETS	187,122	131,966

TOTAL ASSETS	$20,898,797	$23,435,152

CURRENT LIABILITIES

Trades payable	2,506,161	1,043,598
Other payable	19,697	4,649,908
Accrued expenses	138,894	1,246,674
Other current liabilities	604,450	373,107
Short-term Loan - Honetech	423,691	-
N/P SBCH TRUST	200,000	-
Equipment loans - current portion	16,067	25,762
Loan from HSBC	419,395	263,249
HuaNan Bank Advance	824,111	1,000,000
Loan from Chinatrust Bank	3,833,332	4,000,000

TOTAL CURRENT LIABILITIES	8,985,798	12,602,298

LONG-TERM LIABLITIES
Deferred tax liability	-	60,286
Equipment loans - long term	9,430	45,979
Loan from related parties	4,393,395	1,055,529

TOTAL LONG-TERM LIABILITIES	4,402,825	1,161,794

TOTAL LIABILITIES	13,388,623	13,764,092

STOCKHOLDERS' EQUITY
Common stock, par value $0.0001 per share Issued and outstanding-2397,903,927 and 2,239,339,170,respectively	243,452	227,571

Capital Stock- Preferred
Series A Preferred		0
Series B Preferred		0
Series C Preferred	75	75
Series D Preferred	50	50
Additional paid-in capital	14,154,705	13,999,640
Retained earnings	(6,888,108)	(4,556,277)

TOTAL SHAREHOLDERS' EQUITY	7,510,174	9,671,060

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$20,898,797	$23,435,152

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED
PROFORMA BALANCE SHEETS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

REVENUES	$3,481,570	$5,416,197	$12,147,540	$12,564,606

COST OF GOODS SOLD
Cost of good sold	3,065,080	5,692,095	11,285,443	14,324,841
Obsolete inventory adjustment		2,358,489
Total cost of good sold	3,065,080	8,050,584	11,285,443	14,324,841
GROSS PROFIT	416,490	(2,634,387)	862,097	(1,760,235)

SELLING,GENERAL & ADMINISTRATIVE EXPENSES

Total Selling, General & Administrative Expenses	$461,533	$660,699	$1,449,903	$2,098,045

INCOME (LOSS) FROM OPERATIONS	45,043	(3,295,086)	(587,806)	(3,858,280)

OTHER INCOME (EXPENSES)
Interest income	$128	$9	$146	$33
Rent income	-	8,000	-	46,162
Other income(loss)	(213,753)	5,931	(206,644)	10,211
Gain on disposal/sales of Assets	-	(3,484)	-	1,761,485
Gain(Loss) on foreign exchange(investment in MX)	(422,824)	(326,239)	(298,177)	(399,530)
Income(loss) from debt settlement	2,216,392	(28,334)	2,088,515	(66,106)
Royalty expense	-	-	-	(9,901)
Gain(Loss) on sales of fixed asset	(6,624)	-	(6,624)	(511,080)
Interest expense	(58,280)	(69,559)	(259,071)	(241,226)

Total Other Income (Expenses)	1,515,039	(413,676)	1,318,145	590,048

Income before Income Taxes	1,469,996	(3,708,762)	730,339	(3,268,232)

INCOME TAX BENEFIT (EXPENSE)	-	-	-	-

Net Income (Loss)	$1,469,996	$(3,708,762)	$730,339	$(3,268,232)
	-	-	-	-

NET (LOSS) PER COMMON SHARE
Basic and diluted	$0.00	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	4,785,384,250	2,375,505,836	3,324,203,117	2,304,394,725

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED
PROFORMA BALANCE SHEETS

	Year Ended December 31
	2010	2009

	December 30, 2010	December 31, 2009

REVENUES	$13,540,956	$19,737,300

COST OF GOODS SOLD
Cost of good sold	11,836,011	16,759,834
Obsolete inventory adjustment	2,358,489	-
Total cost of good sold	14,194,500	16,759,834
GROSS PROFIT	(653,544)	2,977,466

SELLING,GENERAL & ADMINISTRATIVE EXPENSES

Total Selling, General & Administrative Expenses	$2,558,089	$2,519,374

INCOME (LOSS) FROM OPERATIONS	(3,211,633)	458,092

OTHER INCOME (EXPENSES)
Interest income	$45	$4,068
Other income(loss)	1,840,388	(81,657)
Gain on disposal/sales of Assets	(593,637)	-
Gain(Loss) on foreign exchange(investment in MX)	355,986	(585,391)
Income(loss) from debt settlement	(94,439)	(574,559)
Royalty expense	(9,901)	(11,402)
Interest expense	(658,090)	(393,906)

Total Other Income (Expenses)	840,352	(1,642,847)

Income before Income Taxes	(2,371,281)	(1,184,755)

INCOME TAX BENEFIT (EXPENSE)	37,901	(122,220)

Net Income (Loss)	$(2,333,380)	$(1,306,975)
	-	-

NET (LOSS) PER COMMON SHARE
Basic and diluted	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	2,397,903,927	2,239,339,170